Exhibit 99.1

Alii Nui and Maui Dive Shop
Statement of Assets Acquired and Liabilities Assumed

Alii Nui and Maui Dive Shop
Statement of Assets Acquired and Liabilities Assumed

Independent Auditor’s Report

Board of Directors
Ashford Inc.
Dallas, Texas

Opinion

We have audited the accompanying statement of assets acquired and liabilities assumed (the “financial statement”) of Alii Nui and Maui Dive Shop (“Alii Nui”) as of March 17, 2023, and the related notes to the financial statement.

In our opinion, the accompanying financial statement presents fairly, in all material respects, the assets acquired and liabilities assumed of Alii Nui as of March 17, 2023, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statement section of our report. We are required to be independent of Alii Nui and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As discussed in Note A to the financial statement, the accompanying financial statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the financial position or results of operations of Alii Nui. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statement

Management is responsible for the preparation and fair presentation of the financial statement in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibilities for the Audit of the Financial Statement

Our objectives are to obtain reasonable assurance about whether the financial statement as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statement.

In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the financial statement, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Alii Nui’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statement.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO USA, LLP

Dallas, Texas
June 1, 2023

ALII NUI AND MAUI DIVE SHOP
STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
(in thousands)

As of March 17, 2023
ASSETS ACQUIRED
Current assets:
Cash	$996
Accounts receivable	290
Total current assets	1,286
Property and equipment	2,254
Goodwill	736
Trade name	1,600
Intangible assets	6,250
Total assets acquired	$12,126
LIABILITIES ASSUMED
Current liabilities:
Accounts payable	$151
Accrued expenses and other liabilities	671
Total current liabilities	822
Total liabilities assumed	822
Net assets acquired	$11,304

See accompanying notes to the Statement of Assets Acquired and Liabilities Assumed.

ALII NUI AND MAUI DIVE SHOP
NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
AS OF MARCH 17, 2023

A.    Description of the Business and Summary of Significant Accounting Policies
Background and Nature of Operations
On March 17, 2023, RED Hospitality & Leisure LLC (“RED”), a wholly owned subsidiary of Ashford Inc. (the “Company”), acquired certain privately held entities and assets associated with Alii Nui, which provides luxury sailing and watersports experiences in Maui, Hawaii, for a total purchase price of $11.0 million, excluding working capital adjustments. The purchase price consisted of $8.0 million in cash, subject to certain adjustments, $1.0 million of contingent consideration and 80,000 Preferred Units issued by RED (the “RED Units”) issued at $25 per unit for a total liquidation value of $2.0 million. The RED Units accrue interest at 6.5% per annum with required quarterly payments.
The $1.0 million of contingent consideration is subject to Alii Nui obtaining a permit to operate a marine vessel (the “Permit”) prior to eighteen months after the acquisition date (the “Holdback Date”), of which $500,000 is to be paid upon the later of January 15, 2024 or the date the Permit is obtained and the remaining $500,000 is to be paid on the Holdback Date, subject to certain conditions.
The total purchase price of $11.3 million consisted of the following components (in thousands):

As of March 17, 2023
Total consideration:
Cash consideration - upfront	$7,700
Cash consideration - holdback	300
Contingent consideration	1,000
RED Units	2,000
Working capital adjustments	304
Total fair value of purchase price	$11,304
RED earns revenues predominantly from providing resort services including watersports, beach and recreation operations, destination management services and transportation. Services are sold primarily to visitors of the Florida Keys, Hawaii, United States Virgin Islands and Turks & Caicos Islands. RED’s sole member was Ashford Inc., a Nevada corporation that provides products and services primarily to clients in the hospitality industry, including Ashford Hospitality Trust, Inc. (“Ashford Trust”) and Braemar Hotels & Resorts Inc. (“Braemar”).

Basis of Presentation
The accompanying financial statement is not a complete set of financial statements, but rather it presents the net assets acquired and liabilities assumed in the acquisition of Alii Nui at fair value as of March 17, 2023, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations.” RED used estimates and assumptions provided by management, with the assistance of independent valuation specialists, to estimate the fair value of the assets acquired and liabilities assumed. The purchase price allocation of the assets acquired and liabilities assumed is preliminary until contractual post-closing working capital adjustments, estimates, and assumptions are finalized, including the final independent valuation report. We are in the process of evaluating the values assigned to the RED Units, the contingent consideration and the intangible assets. The final determination of the purchase price allocation of the assets acquired and liabilities assumed is required to be completed within twelve months of the acquisition date.
In accordance with a request for relief granted by the Securities and Exchange Commission (“SEC”), the Statement of Assets Acquired and Liabilities Assumed of Alii Nui (the “Statement”), prepared on the basis of RED’s allocation of the purchase price, is provided in lieu of certain historical financial information of Alii Nui required by Rule 3-05 of SEC Regulation S-X.

ALII NUI AND MAUI DIVE SHOP
NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
AS OF MARCH 17, 2023 (continued)
The acquisition of Alii Nui was recorded using the acquisition method of accounting in accordance with ASC 805. The purchase price allocation was based on our valuation of the fair value of the tangible and intangible assets acquired and liabilities assumed at the date of acquisition and represents management’s best estimate based on available data. Transaction costs associated with the acquisition were expensed as incurred. The fair values of the assets acquired were determined using various valuation techniques, including an income approach. The fair value measurements were primarily based on significant inputs that are not directly observable in the market and are considered Level 3 under the fair value measurements and disclosure framework. Key assumptions include terms of the acquisition agreements, cash flow projections for Alii Nui and the discount rate applied to those cash flows. The excess of the purchase price over the estimated fair values of the identifiable net assets acquired was recorded as goodwill. The RED Units were valued similar to the Company’s notes payable and key assumptions include the stated interest rate and terms of the acquisition agreements.
Use of Estimates
The preparation of the financial statement in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to use estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statement and certain financial statement disclosures. Significant estimates in the Statement include projections and other assumptions used in the valuation analysis, including useful lives of identifiable intangible assets. Actual results may differ materially from these estimates.
Cash and Cash Equivalents
The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At March 17, 2023, Alii Nui had no such investments. The Company maintains deposits primarily in one financial institution, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses related to amounts in excess of FDIC limits.
Accounts Receivable
Accounts receivable primarily relates to receivables from customers for providing luxury sailing and watersports services. Accounts receivable are stated at amounts management expects to collect from outstanding balances based on past receivable loss experience, known and inherent credit risks, current economic conditions and other relevant factors. Credit is extended to customers based upon evaluation of the customer’s financial condition, and collateral is not required. Payment is typically due from the customer within 30 days. Accounts receivable was approximately $290,000 at March 17, 2023.
Goodwill
The preliminary purchase price allocation resulted in the recognition of $736,000 of goodwill. The qualitative factors contributing to the recognition of goodwill include value attributable to growth opportunities to expand RED's operations to new markets in Hawaii. None of the resultant goodwill is expected to be deductible for income tax purposes.
Goodwill is tested for impairment at the reporting unit level on an annual basis and, more often if an event occurs or circumstances change, that would more likely than not reduce the fair value of a reporting unit below its carrying amount.
Accounts Payable and Accrued Expenses and Other Liabilities
Accounts payable relates to outstanding vendor invoices for services rendered. Accrued expenses and other liabilities consist of deferred revenues previously collected and accrued payroll. The fair value of accounts payable and accrued expenses and other liabilities approximates the historical carrying amounts due to the short-term nature of these instruments.

ALII NUI AND MAUI DIVE SHOP
NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
AS OF MARCH 17, 2023 (continued)
Commitments and Contingencies
Alii Nui is from time to time subject to various claims, pending or threatened litigation or other legal proceedings, investigations and/or regulatory proceedings arising in the normal course of business, including, among others, those relating to employment matters, worker’s compensation claims, contractual disputes, and alleged violations of various laws and regulations. Alii Nui accrues for known individual matters using estimates of the most likely amount of loss where it believes that it is probable the matter will result in a loss when ultimately resolved and such loss is reasonably estimable. The Company is not aware of any existing matters that would have a material adverse effect on the Company’s activities as of the date of the Statement.
Fair Value of Financial Instruments
The estimated fair value of accounts receivable, accounts payable and accrued expenses and other liabilities approximate the carrying amounts due to the relatively short maturity of these instruments. None of these instruments are held for trading purposes.

B.    Property and Equipment
Property and equipment, consisted of the following (in thousands):

	Useful Life	Amortization Method	March 17, 2023
Furniture, fixtures, and equipment	5-20 years	Straight-line	$299
Marine vessels	20 years	Straight-line	1,955
Property and equipment			$2,254

C.    Intangible Assets
Intangible assets are recognized apart from goodwill whenever an acquired intangible asset arises from contractual or other legal rights, or whenever it is capable of being separated or divided from the acquired entity and sold, transferred, licensed, rented, or exchanged, either individually or in combination with a related contract, asset, or liability. Alii Nui's intangible assets consist of a trade name, which is indefinite-lived and non-amortizing and a state operating license for boat slips, which is amortized using the straight-line method over 20 years. The following are preliminary identified intangible assets and estimated lives over which intangible assets are expected to be amortized (in thousands):

	Useful Life	Amortization Method	March 17, 2023
“Alii Nui” trade name	Indefinite	N/A	$1,600
State operating license for boat slips	20 years	Straight-line	6,250
Intangible assets			$7,850
The fair value of intangible assets that have been preliminarily identified was determined using the relief from royalty method and multi-period excess earnings method, for the trade name and state operating license, respectively. The discount rate used in the valuation analysis was 21.9%, and the royalty rate used was 2.5%. Future amortization expense associated with intangible assets with finite lives is expected to be:

ALII NUI AND MAUI DIVE SHOP
NOTES TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
AS OF MARCH 17, 2023 (continued)

Year Ending December 31:
2023 (remaining)	$247
2024	313
2025	313
2026	313
2027	313
Thereafter	4,751
$6,250

D.    Subsequent Events
Subsequent events have been evaluated through June 1, 2023, the date the Statement was issued.